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                          SCUDDER NEW EUROPE FUND, INC.

                            Amendment to the By-Laws

On June 27, 1990, the Board of Directors of the Fund adopted the following resolution amending the By-Laws of the Fund:

      RESOLVED, that the amendment of Section 8.1 of the Fund's By-Laws to read in its entirety as follows be, and it hereby is, approved:

            "8.1. Fiscal Year. The fiscal year of the Corporation shall, unless otherwise ordered by the Board of Directors, be twelve calendar months ending on the 31st day of October."